Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 allan.kells@cerner.com
MEDIA: Jennifer Bosshardt
(816) 201-0048 jennifer.bosshardt@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Delivers Strong Revenue and Earnings Growth
KANSAS CITY, Mo. — April 19, 2007—Cerner Corp. (NASDAQ: CERN) today announced results for the 2007 first quarter that ended March 31, 2007, delivering strong levels of new business bookings, revenue and earnings growth. Bookings in the first quarter 2007 were $353.0 million, up 35 percent over the year-ago quarter and a record for the first quarter. First quarter 2007 revenue increased 14 percent to $365.9 million compared to $321.2 million in the year-ago quarter.
On a Generally Accepted Accounting Principles (GAAP) basis, first quarter 2007 net earnings were $27.6 million, and diluted earnings per share were $0.33. First quarter 2006 GAAP net earnings were $20.1 million and diluted earnings per share were $0.25. Adjusted first quarter 2007 net earnings were $29.9 million, which is 30 percent higher than the $23.0 million of adjusted net earnings in the first quarter of 2006. Adjusted diluted earnings per share were $0.36 in the first quarter of 2007 compared to $0.28 in the first quarter of 2006. Analysts’ consensus estimate for first quarter 2007 adjusted diluted earnings per share was $0.35.
Adjusted first quarter 2007 and 2006 net earnings and diluted earnings per share exclude the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The adoption of SFAS 123R reduced first quarter 2007 net earnings and diluted earnings per share by $2.3 million and $0.03, respectively, and reduced first quarter 2006 net earnings and diluted earnings per share by $2.9 million and $0.03, respectively.

Other First Quarter Highlights:
•	Cash collections of $395 million and operating cash flow of $43 million.

•	Days sales outstanding of 89 days compared to 91 days in the year-ago quarter.

•	Total revenue backlog of $2.77 billion, up 27 percent over the year-ago quarter. This is comprised of $2.28 billion of contract backlog and $490 million of support and maintenance backlog.

•	308 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 6,400 Cerner Millennium solutions at more than 1,100 client facilities worldwide.
“Cerner’s first quarter results reflect continued strong execution across the globe,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “This execution is evidenced by our record first quarter bookings, and strong revenue growth, margin expansion and earnings growth.

“Cerner’s proven execution and ability to deliver predictable results to our clients at a predictable cost continues to distinguish us in the marketplace. We also remain focused on initiatives designed to drive down the total cost of ownership for our clients while increasing the value created. These initiatives should further differentiate Cerner and bolster our leadership position in the healthcare information technology market.”
Future Period Guidance
The company expects revenue in the second quarter of 2007 to be approximately $370 million to $380 million. For the year 2007, Cerner expects revenue between $1.54 billion and $1.57 billion, or 12 to 14 percent over 2006.
Cerner expects adjusted diluted earnings per share before stock options expense in the second quarter to be between $0.40 and $0.41. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the second quarter by approximately $0.04, leading to expected diluted earnings per share between $0.36 and $0.37.
For the full year 2007, Cerner expects adjusted diluted earnings per share before stock options expense to grow in the mid-twenty percent range. This expectation is consistent with EPS before options expense in the range of $1.72, which is 3 cents higher than the $1.69 consensus at the time the Company last provided guidance. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2007 by approximately $0.15 to $0.16.
Cerner expects new business bookings in the second quarter of 2007 to be between $340 million and $360 million, with the midpoint of this range reflecting 12 percent growth over second quarter of 2006 bookings.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on first quarter results at 3:30 p.m. CT on April 19. The dial-in number for the conference call is (617) 786-2960; the passcode is Cerner. The company recommends accessing the call 15 minutes early for registration. The rebroadcast of the call will be available from 5:30 p.m. CT, April 19 through 11:59 p.m. CT, April 22. The dial-in number for the rebroadcast is (617) 801-6888; the passcode is 78369267.
An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
About Cerner
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “continues”, “initiatives”, “should”, “guidance”, “expects”, and “continues” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in the our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF NET EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	March 31, 2007 (1)	April 1, 2006 (2)

Revenue
System sales	$122,870	116,850
Support, maintenance and services	233,889	195,585
Reimbursed travel	9,093	8,789

Total revenue	365,852	321,224

Margin
System sales	75,870	70,685
Support, maintenance and services	217,519	182,521

Total margin	293,389	253,206

Operating expenses
Sales and client service	157,158	139,524
Software development	65,823	59,017
General and administrative	26,455	22,671

Total operating expenses	249,436	221,212

Operating earnings	43,953	31,994

Interest income	3,129	2,589
Interest expense	(3,009)	(3,282)
Other income	(322)	2,125

Non-operating income (expense), net	(202)	1,432

Earnings before income taxes	43,751	33,426
Income taxes	(16,171)	(13,282)

Net earnings	$27,580	20,144

Basic earnings per share	$0.35	0.26

Basic weighted average shares outstanding	78,711	77,156

Diluted earnings per share	$0.33	0.25

Diluted weighted average shares outstanding	82,648	81,406
Note 1
Operating expenses for the three months ended March 31, 2007 include share-based compensation expense. The impact of this expense for the quarter is a $2.3 million decrease, net of $1.5 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03. The allocation of share-based compensation expense for the quarter is $2.4 million to Sales and client service, $.7 million to Software development and $.7 million to General and administrative.
Note 2
Operating expenses for the three months ended April 1, 2006 include share-based compensation expense. The impact of this expense for the quarter is a $2.9 million decrease, net of $1.8 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03. The allocation of share-based compensation expense for the quarter is $2.8 million to Sales and client service, $1.1 million to Software development and $.8 million to General and administrative.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	March 31,	December 30,
	2007	2006
Assets

Cash and cash equivalents	$146,389	162,545
Short-term investments	130,387	146,239
Receivables, net	358,279	361,424
Inventory	12,996	18,084
Prepaid expenses and other	60,879	55,272
Deferred income taxes	5,626	2,423

Total current assets	714,556	745,987

Property and equipment, net	397,288	357,942
Software development costs, net	190,358	187,788
Goodwill, net	142,754	128,819
Intangible assets, net	59,949	54,428
Other assets	17,640	16,426

Total assets	$1,522,545	1,491,390

Liabilities

Accounts payable	$80,133	79,735
Current installments of long-term debt	19,806	20,242
Deferred revenue	88,235	93,699
Accrued payroll and tax withholdings	77,051	77,914
Other accrued expenses	8,063	29,741

Total current liabilities	273,288	301,331

Long-term debt	187,976	187,391
Deferred income taxes	69,669	68,693
Deferred revenue	17,033	14,557

Total liabilities	547,966	571,972

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	791	784
Additional paid-in capital	403,777	376,595
Retained earnings	567,733	540,153
Foreign currency translation adjustment	992	600

Total stockholders’ equity	973,293	918,132

Total liabilities and equity	$1,522,545	1,491,390